EXHIBIT -3.27
CERTIFICATE OF INCORPORATION
OF
ISG VENTURE INC.
     The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that:
     FIRST: The name of this corporation is ISG Venture Inc.
     SECOND: Its Registered Office in the State of Delaware is to be located at 2711 Centerville Road, Ste. 400; Wilmington, County of New Castle, 19808. The name of the Registered Agent is Corporation Service Company.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
     FOURTH: The amount of the total authorized capital stock of the corporation is 1,000, all of which are of a par value of $0.01 each and classified as Common Stock.
     FIFTH: The name and mailing address of the incorporator are as follows:
Mr. Bruce Pole
International Steel Group
3250 Interstate Drive, 2nd Floor
Richfield, OH 44286-9000
     SIXTH: When a compromise or arrangement is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation pursuant to the provisions of Section 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for the corporation pursuant to provisions of Section 279 of Title 8 of the Delaware Code may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.
     SEVENTH: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

     EIGHTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or resolution adopted by the shareholders entitled to vote thereon after notice.
     Dated on this 3rd day of April, 2003.

/s/ Bruce Pole Bruce Pole, Incorporator

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ISG VENTURE INC.
     ISG Venture Inc. (the “Corporation”), a corporation organized and existing under and by virtue of The General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation.
     RESOLVED, that the Corporation’s Certificate of Incorporation be amended so that Article FIRST thereof shall read in its entirety as follows:
     FIRST: The name of the Corporation is:
Mittal Steel USA -Venture Inc.
     SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given its written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 31st day of May, 2006.

ISG VENTURE INC.
By:	/s/ Marc R. Jeske
	Name:	Marc R. Jeske
	Title:	Assistant Secretary